Fund name: Putnam AMT-Free Insured Municipal Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A   14,724
        Class B      415
	Class C      887


72DD2	Class M        51
        Class Y       277


73A1		Class A   0.620090
		Class B   0.528663
		Class C   0.507440

73A2		Class M   0.581694
		Class Y	0.653922

74U1		Class A   25,358
		Class B    588
		Class C    2,070

74U2		Class M       91
		Class Y	   602

74V1		Class A   14.92
		Class B   14.94
		Class C   14.96

74V2		Class M   14.96
		Class Y	14.93

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.